LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM MILLWARD & CO.








January 28, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

         We have read Item 4 of Form 8-K dated January 28, 2000, of Jacobson Resonance Enterprises, Inc. and are in agreement with the statements contained in the first and third paragraphs on Page 2 therein. We have no basis to disagree with the other statements of the registrant contained therein.



Sincerely,

By:  /s/Millward & Co.
Millward & Co., CPAs